Exhibit 99.2

FINAL TRANSCRIPT

Thomson StreetEvents℠

Conference Call Transcript

SAFM - Q1 2009 Sanderson Farms Earnings Conference Call

Event Date/Time: Feb 26, 2009 / 04:00PM GMT

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Final Transcript
Feb 26, 2009 / 04:00PM GMT, SAFM - Q1 2009 Sanderson Farms Earnings Conference Call
CORPORATE PARTICIPANTS
Lampkin Butts
Sanderson Farms - President, COO
Joe Sanderson
Sanderson Farms - Chairman, CEO
Michael Cockrell
Sanderson Farms - CFO, Treasurer
CONFERENCE CALL PARTICIPANTS
Ken Goldman
JPMorgan - Analyst
Christina McGlone
Deutsche Bank - Analyst
Heather Jones
BB&T Capital Markets - Analyst
Farha Islam
Stephens, Inc. - Analyst
Chris Bledsoe
Barclays Capital - Analyst
Jeff Linroth
Leaving It Better, LLC - Analyst
David Bovey
Elk Partners - Analyst
Christine McCracken
Cleveland Research Company - Analyst
Kenneth Zaslow
BMO Capital Markets - Analyst
PRESENTATION
Operator
Good day, and welcome to the Sanderson Farms fourth quarter 2009 conference call. Today’s call is being recorded. At this time for opening remarks and introductions, I would like to turn the call over to Mr. Joe Sanderson, Chairman and Chief Executive Officer. Please go ahead, sir.
Joe Sanderson - Sanderson Farms - Chairman, CEO
Thank you. Good morning, and welcome to Sanderson Farms’ first quarter conference call. With me on the call today are Lampkin Butts and Mike Cockrell. We issued a new release this morning announcing a net loss of $6.7 million or $0.33 per share for our first fiscal quarter of 2009. This compares to net income of $6.2 million or $0.30 during last year’s first quarter. I will begin the call with some brief comments about general market conditions in grain costs. I will then turn the call over to Lampkin and Mike for a more detailed account of the quarter.
Before we make any further comments, I will ask Mike to give the cautionary statement regarding forward-looking statements.
Michael Cockrell - Sanderson Farms - CFO, Treasurer

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Final Transcript
Feb 26, 2009 / 04:00PM GMT, SAFM - Q1 2009 Sanderson Farms Earnings Conference Call
Thank you, Joe, and good morning to everyone.
This morning’s call will contain forward-looking statements about the business, financial condition and prospects for the Company. The actual performance of the Company could differ materially from that indicated by the forward-looking statements because of various risks and uncertainties. These risks and uncertainties are described in our most recent Annual Report on From 10-K, and in the Company’s quarterly report on Form 10-Q filed with the SEC for the quarter ended January 31, 2009, and that 10-Q was filed this morning.
Joe Sanderson - Sanderson Farms - Chairman, CEO
Our financial results for the first fiscal quarter reflect a poultry market that improved when compared to where we were when the quarter started on November 1, but a poultry market that was softer than last year’s first quarter. Our results also reflect high costs for corn and soybean meal when compared to last year’s first quarter, although grain costs were lower than during our fourth quarter of fiscal 2008. As we expected, the markets for both corn and soybean meal have remained historically high, although they have moved down from their 2008 highs.
Demand for feed grain has fallen with the world economy, as animal feeders cut production, ethanol prices followed crude oil lower, and export customers import less grain. The corn and soybean markets will soon be bidding for acres for the 2009 crop, and the markets will be closely watching the March 31 Planting Intentions Report to see how farmers are going to react to the current market environment. Regardless of that report, however, most believe the markets are going to remain high relative to historical prices, but remain well below levels we saw last year.
The only consistent factor in grain markets for the past year has been volatility. We started the 2008 crop year with Midwest floods that delayed planting. That led to fears last Summer that the country would run out of corn. There fears pushed corn prices about $8 per bushel, and led to talk about $10 corn. Then the American farmer produced a good crop, and the economy began to disintegrate. Demand from animal feeders, ethanol producers and export customers all moved lower. The bottom line at the end of the harvest, and after adjusting for reduced demand, is that there is a comfortable carry out of both corn and soybeans, although soy is some tighter.
As a result, most expect more acres of soybeans in 2009 at the expense of corn, cotton and other crops. Because demand for corn has continued to deteriorate as animal feeders reduce production, and many ethanol producers remain below break even, many believe there might be further downside to corn. On the other hand, corn is expected to lose acres to soybeans, which could tighten corn supplies into 2010. We have none of our corn needs priced past April, but have been more aggressive pricing our soybean meal needs.
In December we reported that had priced — had we priced our needs on that date, our costs would have been $142 million less this fiscal year than last fiscal year. Based on our costs through the first quarter, what we priced so far and what price we could lock in for the balance of the year, that decrease today would be just over $166 million. That decrease reflects both the lower unit cost of corn and soybean meal, and our reduced needs based on our production cuts. This decrease would translate into a reduction in cost of $0.06 per dressed pound for fiscal 2009. Last year’s increased grain cost of $239 million added $06.6 per dressed pound to cost of chicken. And 2007’s increase of $154 million added $0.06.25 per pound. We are poised to get $0.06 of the $0.13 increase back in 2009.
However, for the industry and Sanderson Farms to return to what some describe as normalized margins, we still need significant help from the chicken markets. Overall, demand for chicken in the retail grocery market chicken segment continues to be strong. This strength is evident in the Georgia Dock market price. We also experienced a nice seasonal run in market prices for wings ahead of this year’s Super Bowl, and chicken tender prices followed wings higher as well. However, demand from food service for boneless breast meat remains soft. Boneless prices reacted to lower supply levels in January, as prices moved from their low of $1.06 in December to $1.42 in late January.
Frankly, we believe part of the reduced supply in January was due to the calendar and Holidays rather than industry adjustments. The New Year’s Holiday and Martin Luther king Day closed plants, as did some severe ice storms in late January. These closures reduced supply on top of the production cuts already in place. But as soon as the calendar turned to February, market prices began to decline; prices fell every day for the first nine working days of February, before stabilizing. And now, over the past few days have moved back up slightly. The quoted market price for boneless now stands at $1.31 per pound. It appears to us that the lower supply numbers have still not balanced supply with weak food service and consumer demand for that particular product. Because I don’t expect any help from the demand side for the foreseeable future, further cuts may be necessary.

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Feb 26, 2009 / 04:00PM GMT, SAFM - Q1 2009 Sanderson Farms Earnings Conference Call
We continue to run our deboning plants in Louisiana and Mississippi at approximately 14% below their capacity. Waco obviously has all new poultry housing. Our contract growers, who made significant investments in their farms, simply cannot tolerate long layouts and fewer flocks over an extended period of time. That is true at all of our divisions, but is especially true where the housing is newer, was more expensive, and the debt associated with that housing is new. We have often said that production cuts must be temporary in nature, given our independent contract producers’ dependence on flocks to meet their obligation. We will slowly increase our head count at Waco, but we will hold production and live weights at current levels at our other plants until the market signal a need for more chicken.
Like every consumer-related industry in the country, the chicken industry is confronting considerable challenges. You have heard me say on the last three conference calls that I remain confident that the basic rules of supply and demand will return our industry to profitability over the long-term. I absolutely continue to believe that is true. We are positioned well with our balance sheet, our operations continue to be among the most efficient in the industry, and our sales force continues to do a good job selling our product. All of these facts give me confidence in the long-term future of Sanderson Farms.
At this point, I will turn the call over to Lampkin for a detailed discussion of the market and our
Lampkin Butts - Sanderson Farms - President, COO
Thank you, Joe. Good morning, everyone.
Overall market prices for poultry products were mixed during the quarter when compared our first quarter last year. The Georgia Dock price for whole birds averaged $0.87 per pound during the quarter, an increase of 13% compared the last year’s first quarter. The Georgia Dock price quoted yesterday, February 25th, is $0.86.25 per pound, and reflects continued strong demand from retail. Bulk leg quarter prices, on the other hand, were lower by 25% compared to last year, reflecting difficult world economic conditions and tightness in credit.
Final numbers for calendar 2008 reflected a 17.3% increase in the total volume of chicken products exported during 2008, and the export market is adequate, although we believe prices for March production will be lower into Russia. The Urner Barry quote for bulk leg quarters is currently $0.34 per pound. The average price for jumbo wings was higher during the first fiscal quarter than last year. Jumbo wing prices averaged $1.15 per pound during the first quarter, up 6.2% from the average of $1.08 per pound during last year’s first quarter. Boneless breast prices decreased by 9% when compared the the first quarter a year ago. Urner Barry averaged $1.19 per pound during the 2009 first quarter and, as Joe mentioned, Urner Barry market price for boneless breast is currently $1.31 per pound. The market has moved up $0.08 per pound, it’s moved up slightly this week, and is firmer than earlier in the month.
Chicken prices were mixed during our first quarter when compared to last year’s first quarter, our costs for feed grains were higher. The cost for corn delivered during the first quarter increased 4.5% compared to our first quarter last year. The average cost of feed and flocks sold increased 23.9%. Our feed cost will decrease during our second quarter. We sold 606 million pounds of poultry products during the first quarter, a 20% increase over the 504 million pounds sold during last year’s first quarter. Our process pounds were up only 3.9%, from 552 million to 574 million pounds, as a result of Waco running closer to full production this year, versus just starting up last year. The other reason for the increase in sales pounds was the sale of more leg quarters this year than last, because of the timing of export sales.
As Joe mentioned, we continue to run all of our plants below full production. We expect to process approximately 585 million pounds during our second quarter, down from 594 million pounds processed during last year’s second quarter. For the year, if we maintain our current production, we will process 2.38 billion pounds, which will be 3% fewer pounds than the 2.44 billion we processed in fiscal 2008.
At this point I will turn the call over to Mike Cockrell, Chief Financial Officer.
Michael Cockrell - Sanderson Farms - CFO, Treasurer
Thank you, Lampkin.
Net sales for the quarter totaled $388.9 million, that’s up from $362.6 million for the same quarter during fiscal 2008. The $0.33 per share we lost during the quarter compares to $0.30 per share net income during last year’s first quarter. Our cost of sales for the three months ended January 31, 2009, as compared to the same three months during fiscal 2008, increased 13.9%. The increase is a result of the 20% increase in pounds of poultry products sold, as Lampkin said, compared to a year ago, as well as higher feed costs. We sold 606 million pounds of poultry products

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Feb 26, 2009 / 04:00PM GMT, SAFM - Q1 2009 Sanderson Farms Earnings Conference Call
during the quarter compared to 504 million pounds last year. The additional pounds sold resulted from a 6.4% increase in heads processed because of our new Waco facility, and an increase in the number of pounds of leg quarters sold, offset by the planned reduction in live weights and head process because of market conditions.
SG&A expenses for the first fiscal quarter of 2009 were $11.9 million, and that’s down from $13.8 million in fiscal 2008. We expect SG&A expenses for the balance of the year to be equal to or down slightly from a year ago. At the end of our first quarter, our balance sheet reflected stockholders’ equity of $345.3 million and networking capital of $203.3 million. Our current ratio is 4.2 to 1. Our debt total is $246.2 million. And our debt to total capitalization ratio was 41.6% as of January 31.
We spent $7.2 million on capital expenditures during the first quarter, and expect to spend $17.7 million on capital improvements during the fiscal year. Our depreciation and amortization during the first quarter totaled $10.9 million, and we expect approximately $45 million in depreciation for the full fiscal year. At the end of our first fiscal quarter, our most restrictive debt covenant required that the Company maintained a net worth of $276 million, and our net worth at January 31 was $345 million, comfortably above the requirement. Our working capital of over $200 million was well above the $50 million required under our revolver. Our debt-to-cap ratio of 41.6% was below the 55% required on our revolver, and our 4.2 to 1 current ratio was well above the 2.0 to 1 that we are required to maintain.
Let me say just a word about our cash balance at the end of the quarter, because I got a couple of calls about that this morning. Our lower cash position at January 31 was nothing more than timing. We’re obviously a net borrower under our revolver, and we manage cash in connection with when we can repay the borrowings under the revolver. Those LIBOR borrowings mature from time to time, and when we look at cash balance, if we are able to pay it back we do; if don’t, we roll it over for another 30 or 60 or 90 days. We paid back a maturing LIBOR in January, and we paid back one in February. There will be months when our cash balance is higher than others, just because of the way we manage that.
We remain very comfortable with the requirements under our revolver. While conditions remain challenging, they have improved significantly from where they were at the end of our fourth fiscal quarter. Because we estimate that our live inventories on hand at the end of the January quarter will be processed, sold and distributed for more than estimate that it will cost us to complete that live inventory, we made no adjustment to the value of live inventory at the end of the first quarter, similar to what we did at the end of the fourth quarter. As a result, all of our inventory is on our balance sheet at January 31, that includes live and processed chicken, and are valued on our balance sheet at cost.
That completes our prepared remarks for this morning, and we will be happy to take your questions at this time.
QUESTION AND ANSWER
Operator
(Operator Instructions). Our first question comes from Ken Goldman with JPMorgan.
Ken Goldman - JPMorgan - Analyst
Good morning.
Joe Sanderson - Sanderson Farms - Chairman, CEO
Good morning, Ken.
Ken Goldman - JPMorgan - Analyst
Nice to see a clean press release like this from a protein company. It’s been a while, so kudos to you.
I have a question on retail. Where do you think guys think Georgia Dock prices are going from here? $0.86 is obviously very strong, but it’s down a little bit sequentially. I’m starting to hear more talk about trade down to private label in retail. If you could just give us a little more color on that, that would be helpful.

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Final Transcript
Feb 26, 2009 / 04:00PM GMT, SAFM - Q1 2009 Sanderson Farms Earnings Conference Call
Joe Sanderson - Sanderson Farms - Chairman, CEO
A little more color on the what we project for Georgia Dock?
Ken Goldman - JPMorgan - Analyst
Sure if you want to give that much color —
Joe Sanderson - Sanderson Farms - Chairman, CEO
Let me start with this. We think — we think that consumers are going to shop at retail like they did for the last six or eight months, that retail is going to be stronger because people are not eating out as much, they are shopping more at the grocery store, and we think that segment is going to be stronger. We saw a report that said retail sales were up over 7%, and we think that’s going to continue, because we do not believe that demand is going to gain traction at food service as long as this recession is in place. And so we think retail is going to continue to be strong.
And we have we don’t have — we do both private label and our label and — at several of our key accounts, and there hasn’t been any significant shift there over the last 12 months. I’ve read — I’ve seen things that the retailers believe that private label is getting some more attention, but it’s not really in the [fresh] chicken. It’s been the same for you know, it’s been the same — private label products.
Lampkin Butts - Sanderson Farms - President, COO
One thing he said about trading down, we have heard from some of our customers anecdotally, they may have some trade down to less expensive cuts of meat, you know dark meat versus boneless breast meet, and that kind of thing. And even whole birds, the percentage of whole birds is up just a fraction.
Ken Goldman - JPMorgan - Analyst
But nothing that meaningful?
Joe Sanderson - Sanderson Farms - Chairman, CEO
No. No. Not materially.
Ken Goldman - JPMorgan - Analyst
Okay. Thanks very much.
Joe Sanderson - Sanderson Farms - Chairman, CEO
You bet.
Lampkin Butts - Sanderson Farms - President, COO
Thank you.
Operator
Our next question comes from Christina McGlone with Deutsche Bank.

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Final Transcript
Feb 26, 2009 / 04:00PM GMT, SAFM - Q1 2009 Sanderson Farms Earnings Conference Call
Christina McGlone - Deutsche Bank - Analyst
Hello.
Joe Sanderson - Sanderson Farms - Chairman, CEO
Good morning.
Christina McGlone - Deutsche Bank - Analyst
Good morning. One thing, Lampkin, did you say that selling to Russia in March will be priced lower? Did you say something like that?
Lampkin Butts - Sanderson Farms - President, COO
I did. I think that — I will just give you a little quick outlook on exports. Exports have improved — very much improved from where we were in December, January was better than that, February better, and [port] prices for leg quarters to Russia moved up in the low 20s into the low 30s through February. We still believe they are going to be in the 30s in March, but maybe a penny or two lower. The inventories in Russia are fine, they are actually low, but demand is not brisk and they the Eastern Europe countries are still a little backed up, and we believe it’s going to be later in the spring before those inventories clear, and allow some improvement. So we think it will the be a little lower, not a lot. Maybe a penny or two.
Christina McGlone - Deutsche Bank - Analyst
Okay. Thank you. Joe, I’m curious with feed costs declining and the anticipation of seasonal demand, do you — is there a concern that we could maybe see eggs sets start to moderate?
Joe Sanderson - Sanderson Farms - Chairman, CEO
What? See egg sets moderate?
Christina McGlone - Deutsche Bank - Analyst
Yes, sorry, the decline in eggs — so maybe people would feel optimistic and they would pull back on their cuts?
Joe Sanderson - Sanderson Farms - Chairman, CEO
I wouldn’t think so at this point. I would think — we haven’t seen Agra Stats numbers yet, but I think everybody would be very cautious. The markets have not — the markets are what — is what is going to give the signal, I think, for restoration of production. The decline in feed grains and corn and soy have not been enough yet to restore margins. With where the prices are today, $1.30 boneless, $0.32, $0.33 leg quarters, that is not enough yet to get most people to normalize what — you know, normalize margins. So I don’t think — I don’t think there is anybody that’s getting ready to restore egg sets.
Christina McGlone - Deutsche Bank - Analyst
Okay, great. And I was wondering if breast meat is still selling at a discount to Urner Barry?
Joe Sanderson - Sanderson Farms - Chairman, CEO

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Final Transcript
Feb 26, 2009 / 04:00PM GMT, SAFM - Q1 2009 Sanderson Farms Earnings Conference Call
Well, you know, this week — you know, the average — I think I’ve explained this before, but the — over a year’s period of time, the average price for boneless breasts reported for Agri Stats will historically and typically run $0.15 to $0.18 lower than the Urner Barry quote, if you look at a 12-month price, and that includes — that means some weeks it sells at Urner Berry, and some weeks it’s $0.05 behind Urner Barry, and some weeks it’s $0.30 behind Urner Barry. When you look over a year’s period of time, it’s probably $0.15 to $0.18 behind Urner Barry. This week, it’s probably $0.10 behind Urner Barry, $0.05 to $0.10. So the market this week is considerably firmer than it was two weeks ago. It’s not at Urner Barry quote. Very few weeks out of a year does it trade exactly at the Urner Barry.
Christina McGlone - Deutsche Bank - Analyst
Okay, thank you. Just one last question. Lampkin, can you say again what your estimate was for pounds for the year? I missed that.
Joe Sanderson - Sanderson Farms - Chairman, CEO
2.38 billion.
Lampkin Butts - Sanderson Farms - President, COO
2.38 billion, and that compares to 2.44 billion a year ago.
Christina McGlone - Deutsche Bank - Analyst
Okay, thank you.
Lampkin Butts - Sanderson Farms - President, COO
Thank you.
Operator
Our next question comes from Heather Jones with BB&T Capital Markets.
Heather Jones - BB&T Capital Markets - Analyst
Good morning.
Joe Sanderson - Sanderson Farms - Chairman, CEO
Good morning.
Heather Jones - BB&T Capital Markets - Analyst
Real quick on that question of tonnage for the year, was that your estimate if you continued at current rates or is that what you are saying it will be for the year?
Joe Sanderson - Sanderson Farms - Chairman, CEO
If we continue current rates at our current production.

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Feb 26, 2009 / 04:00PM GMT, SAFM - Q1 2009 Sanderson Farms Earnings Conference Call
Heather Jones - BB&T Capital Markets - Analyst
Okay, so it may not be that for the year?
Joe Sanderson - Sanderson Farms - Chairman, CEO
Well, that could change but that’s our expectation today.
Heather Jones - BB&T Capital Markets - Analyst
Okay. Going back to comments about inventories on your balance sheet, just wanted to make sure I interpreted it correctly. So basically, you think you are going to sell all the inventory you have at better prices in Q2 than your cost; so should I interpret that as you expect you are going to make money in Q2?
Joe Sanderson - Sanderson Farms - Chairman, CEO
Well, yes, the current prices, you know, we know what our cost is going to be for the most part for the live inventories on our books at January 31. We project out what we think we are going to sell it for, based on today’s market; and right now, yes, we believe we will have that operating margin on those live birds. Now by today, obviously, half of those live birds have been sold. The other half are more mature and will be sold in March, and then we’ve got some new live birds that will sell in April that we haven’t made that calculation on.
Lampkin Butts - Sanderson Farms - President, COO
Just operating margin.
Joe Sanderson - Sanderson Farms - Chairman, CEO
At the operating margin line, though, right, we believe we will sell those live chickens that were in our inventory at positive margin.
Heather Jones - BB&T Capital Markets - Analyst
Do you think — okay, assuming all things equal, I know that’s a big assumption, assuming pricing stays equal to where it is now, do you think you will be cash flow positive for the quarter?
Joe Sanderson - Sanderson Farms - Chairman, CEO
Yes, if prices stay where they are today. But you know, we don’t project that, and express no opinion about that ultimately.
Heather Jones - BB&T Capital Markets - Analyst
All right. Wondering about the big bird side of things, the food service demand. Given the pretty significant retrenchment in that segment, do you think that even when “the economy recovers,” do you think there is too much capacity on the big bird side now? Do you think there has been like a permanent — relatively permanent, say the next three to five years, reduction in casual dining demand, et cetera, that is going to reduce demand for big bird, or you just have to get through the next year or so?
Joe Sanderson - Sanderson Farms - Chairman, CEO
Heather, we do not believe that. We believe —here we sit in January of 2009 ,and we’ve been through, you know, like six months and we think this is not a — we don’t know — what we have been in this last six months is a very unusual situation, and we did not believe in any manner that it

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Final Transcript
Feb 26, 2009 / 04:00PM GMT, SAFM - Q1 2009 Sanderson Farms Earnings Conference Call
predicts what the future is going to be. While we believe that this may — this recession with the banking crisis on top of it may extend out for some time, we do not believe that the fundamentals have changed yet. I just — we will have to get on the other side of this, and — when the economy does recover, and we believe it will, and we will have to see when we get on the other side.
Heather Jones - BB&T Capital Markets - Analyst
Okay. I have two more questions. Just going back to your comment that you believe that further cuts may be necessary to reach normalized margins, I mean what is your —
Joe Sanderson - Sanderson Farms - Chairman, CEO
I said they may be necessary, I don’t know yet.
Heather Jones - BB&T Capital Markets - Analyst
May be necessary. Is it — what are you seeing in the industry, are you hearing anything or seeing anything that makes you believe some are forthcoming?
Joe Sanderson - Sanderson Farms - Chairman, CEO
No. I think November, December, January, February, is a time of year that is not a good time to evaluate consumer demand for chicken. It’s historically the lowest period of consumer demand for chicken seasonally. I don’t know what consumer demand for chicken is going to look like after Easter. And if we have this — I think we got about 6%, maybe a little more, reduction in chicken supply, maybe a little more with live weights, certainly at our Company that’s true, and I don’t know what that’s going to look like after Easter, and when you get into May and June and July and September. That is a period of greater poultry demand, and 6% during that time period may feel a lot differently than what it does today. And that’s why I said may; 6% then may be quite adequate.
Heather Jones - BB&T Capital Markets - Analyst
Okay. Okay. My final question is, going back to an earlier comment that at current pricing costs you would be profitable, do you believe most of the industry is at those levels or do you believe most of the industry, given current feed cost and current breast meat pricing, et cetera, is losing money?
Joe Sanderson - Sanderson Farms - Chairman, CEO
We don’t know that yet. We don’t know. I would think that — we haven’t seen.
Lampkin Butts - Sanderson Farms - President, COO
We haven’t seen January.
Joe Sanderson - Sanderson Farms - Chairman, CEO
We don’t know yet.
Heather Jones - BB&T Capital Markets - Analyst
Okay. All right, thank you very much.

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Final Transcript
Feb 26, 2009 / 04:00PM GMT, SAFM - Q1 2009 Sanderson Farms Earnings Conference Call
Joe Sanderson - Sanderson Farms - Chairman, CEO
Thank you.
Operator
Our next question comes from Farha Aslam with Stevens.
Farha Islam - Stephens, Inc. - Analyst
Good morning. Joe, you mentioned that you think that more production cuts are needed to restore healthy profits to the chicken industry. Do you think is the pressure is not that we haven’t gotten enough chicken production cuts, but that there is still a lot of cold storage inventory that needs to be liquidated, and that’s weighing on the market?
Joe Sanderson - Sanderson Farms - Chairman, CEO
Now I didn’t say there needs to be more — I think I said there may need to be more production cuts. I don’t know yet. I do know that the one product that has really not reacted to the production cut is boneless breast, and there may need to be more. I think November, December, January, February is not a — the best demand period for poultry and for chicken. And I don’t know what that is going to look like in May, June, July, August and September. I do think the — I don’t have my graph in front of me on the cold storage inventories, but the cold storage inventories down — came down significantly in January, and — the January cold storage reports showed that January was 90% and chickens — frozen poultry, 90% of December, 89% of January a year ago. I don’t think the frozen is a burden right now.
Farha Islam - Stephens, Inc. - Analyst
So — and what would you attribute to the recovery in pricing in the last few weeks?
Joe Sanderson - Sanderson Farms - Chairman, CEO
Good question. In boneless breasts?
Farha Islam - Stephens, Inc. - Analyst
Yes.
Joe Sanderson - Sanderson Farms - Chairman, CEO
I think it’s supply cuts.
Farha Islam - Stephens, Inc. - Analyst
It’s supply cuts now starting to have an impact?
Joe Sanderson - Sanderson Farms - Chairman, CEO
Yes.
Farha Islam - Stephens, Inc. - Analyst

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Final Transcript
Feb 26, 2009 / 04:00PM GMT, SAFM - Q1 2009 Sanderson Farms Earnings Conference Call
Then Mike, in terms of grain, what percentage of cost of goods sold was grain?
Michael Cockrell - Sanderson Farms - CFO, Treasurer
During the first fiscal quarter it was right at 50%.
Farha Islam - Stephens, Inc. - Analyst
50%, great. And then are you profitable? You mentioned you are thinking you are going to be profitable at the operating profit line, but how about at the net income line, do you think that’s going to be a positive number?
Joe Sanderson - Sanderson Farms - Chairman, CEO
I’m going to let you model that out, and let you guys put out projections we are not going to project that.
Farha Islam - Stephens, Inc. - Analyst
Okay, fair point. My final question, Joe, why do you think despite the fact we’ve had such a long negative trend in chickens, we continue not to see significant bankruptcies in the space?
Joe Sanderson - Sanderson Farms - Chairman, CEO
I think people have been able to just hang on, I think they’ve gotten covenant relief, I think there was substantial covenant relief last year, and banks did not want to own chicken plants when they couldn’t sell them. I think there were a lot attempts to sell assets, and there were no buyers and banks did not want to own the plants. They stayed with them. They stayed with their customers.
Farha Islam - Stephens, Inc. - Analyst
Okay. That’s very helpful. Thank you.
Operator
Our next question comes from Ken Zaslow with BMO Capital Markets.
Kenneth Zaslow - BMO Capital Markets - Analyst
Good morning, everyone.
Joe Sanderson - Sanderson Farms - Chairman, CEO
Good morning.
Kenneth Zaslow - BMO Capital Markets - Analyst
Hey, Joe, I assume that it kind of breaks your heart that you are actually going to have production cuts in a year. I think it’s the first year that I can remember that you are actually going to be down 3%. What would it take for you to reverse that, and what would be the trends that you would have to see for you to feel good about the margins?

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Final Transcript
Feb 26, 2009 / 04:00PM GMT, SAFM - Q1 2009 Sanderson Farms Earnings Conference Call
Joe Sanderson - Sanderson Farms - Chairman, CEO
Well, we are watching the pullet placements, that’s important. That’s a structural change that would mean that production couldn’t be ramped up easily by everybody if these pullet placements continue to stay low. If there were some — if there were some plant closures, that would affect our decision. If there were some market improvements, if the markets were — moved up to profitable levels, and we believed they were going to stay there because of the first two factors I said, we would ramp up really quickly, Ken, because I don’t like — none of us like doing what we are doing.
Kenneth Zaslow - BMO Capital Markets - Analyst
I know it breaks your heart.
Joe Sanderson - Sanderson Farms - Chairman, CEO
But, you know, we are doing what we are doing to protect our balance sheet. That’s our deal. It’s for our shareholders and our balance sheet. And —
Kenneth Zaslow - BMO Capital Markets - Analyst
What would the pricing dynamics need to be?
Joe Sanderson - Sanderson Farms - Chairman, CEO
Pardon? What’s that?
Kenneth Zaslow - BMO Capital Markets - Analyst
What would the pricing dynamics need to be for you to ramp up? Would you need — you know, when $0.60 breast prices, $0.35 legs, kind of give us some parameters.
Joe Sanderson - Sanderson Farms - Chairman, CEO
Well, we need to see and believe — we need to believe that boneness breast is going to be good bit higher than what it is. The other prices are about where they need to be. The boneless breast — have you got that sensitivity? That isn’t right, is it? Oh, break even. Boneless breast has got to go to $1.60, and average it for the year. We got to believe — it doesn’t mean it’s got to go there. We’ve got to believe that it’s going to be there and be there, you know, and that’s got to be because some facilities closed down, the breeder flock is not there, and we believe that structurally and fundamentally — we don’t believe the demand — we believe the demand is going to be diminished for the rest of this year, anyway. So we believe that it’s got to come from those other two sources.
Kenneth Zaslow - BMO Capital Markets - Analyst
Let me ask the question a little different way. Egg sets are looking down to be about 6% to 8%. Do you think demand is down 6% to 8%?
Joe Sanderson - Sanderson Farms - Chairman, CEO
We do through food service, yes.
Kenneth Zaslow - BMO Capital Markets - Analyst

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Final Transcript
Feb 26, 2009 / 04:00PM GMT, SAFM - Q1 2009 Sanderson Farms Earnings Conference Call
For overall chicken?
Joe Sanderson - Sanderson Farms - Chairman, CEO
No.
Kenneth Zaslow - BMO Capital Markets - Analyst
So does that mean that the inventory is being worked down?
Lampkin Butts - Sanderson Farms - President, COO
Looks like it.
Joe Sanderson - Sanderson Farms - Chairman, CEO
Looks that way.
Kenneth Zaslow - BMO Capital Markets - Analyst
Does that mean that we could have a more balanced supply/demand dynamic probably in two to three months, and lo and behold we could be off to the races with breast prices?
Joe Sanderson - Sanderson Farms - Chairman, CEO
Yes.
Kenneth Zaslow - BMO Capital Markets - Analyst
Okay. That’s kind of my thinking, too. My last question is, I know last quarter you kind of said you weren’t looking for assets, you know, are you still in the camp of that you don’t want to be buying assets from bankrupt companies? Or has that changed?
Joe Sanderson - Sanderson Farms - Chairman, CEO
What did I say last time?
Kenneth Zaslow - BMO Capital Markets - Analyst
Forget about last time, what do you think now? It’s more important, anyway.
Joe Sanderson - Sanderson Farms - Chairman, CEO
Well, we’re looking after our balance sheet, and primarily and — you know we are not — we’re — we will do what we think is best interest of our shareholders. I don’t know.
Kenneth Zaslow - BMO Capital Markets - Analyst

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Final Transcript
Feb 26, 2009 / 04:00PM GMT, SAFM - Q1 2009 Sanderson Farms Earnings Conference Call
What’s the best interest of your shareholders? I mean, if you are at 14% below capacity in a couple of your plants, would you think about buying an asset or would you want to ramp up first? I don’t know, maybe I’m wrong. You guys know a lot more than I do.
Joe Sanderson - Sanderson Farms - Chairman, CEO
You wouldn’t just go buy assets. You would not just go out and buy two or three or five chicken plants just to have more production just to run more pounds without some strategic deal, and part of doing that would be a big old balance sheet, a big old clean, pristine balance sheet, which means you got to have a big line of credit, a big revolver, a big — and you got — I don’t know, that’s part of that deal and I don’t know if that’s doable right now today. But you got to have — that goes along with it. That’s part of the deal.
And the first thing, I mean I wouldn’t buy anything without that, that’s number one, the balance sheet’s first. And the other, if it made sense and it’s something that we thought would do — or you know, make our stock more valuable, and that’s what we want to do, but we wouldn’t do it without that balance sheet component. The balance sheet is the key, you’ve got to have that, and we are not going to go stretch challenge our balance sheet, I don’t care if the plant was free, that’s got to be first. But we are always looking, available, and know what our jobs are.
Kenneth Zaslow - BMO Capital Markets - Analyst
Okay. I will probably follow up offline, thank you.
Joe Sanderson - Sanderson Farms - Chairman, CEO
Thank you.
Operator
(Operator Instructions). Your next question comes from Chris Bledsoe with Barclays.
Joe Sanderson - Sanderson Farms - Chairman, CEO
Good morning. Hey, Chris.
Chris Bledsoe - Barclays Capital - Analyst
Hey there. Just a question to follow you up on Ken’s first question. If egg sets are down 6% to 8%, and food service demand not — food service demand may be down that but retail demand not down as much, what do you think is appropriate kind of on a net basis for what demand is right now on a year-over-year run rate? Are we talking down three, four, just kind of split the difference or — what do you think is right?
Joe Sanderson - Sanderson Farms - Chairman, CEO
As you know it’s kind of hard that — all chicken will be sold at some price, so it’s always hard to say well, demand is contributing X percent, or demand is down X percent, so that’s contributing to the reduced prices, because it all gets sold. We’ve seen some information about casual dining demand and traffic, you know, 60% of consumers are eating out less, traffic through restaurants is down anywhere from 8% to 11%. What we don’t see is what the mix inside of that is. Are they trading down from a steak to a boneless breast fillet or chicken fried chicken down to hamburger? There is just no hard data. So everything you say —
Lampkin Butts - Sanderson Farms - President, COO
The other problem is the mix coming out of your big bird deboning plants, when you look at white meat and wings, all of that goes — the percentage that goes to food service is — is all white meat. You know, that’s what doesn’t match up percentagewise. If it’s off, you know, 6%, you got all of that white meat going in there. That is what doesn’t match up. You got higher —

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Final Transcript
Feb 26, 2009 / 04:00PM GMT, SAFM - Q1 2009 Sanderson Farms Earnings Conference Call
Joe Sanderson - Sanderson Farms - Chairman, CEO
That’s why you see this dynamic of Georgia Dock and leg quarter prices, you’ve seen some parts of the chicken hold up very well, indicating there is plenty of demand — or there is good demand through retail, for example, but through food service, where all of that boneless goes, there is too much white meat, there’s too much boneless.
Chris Bledsoe - Barclays Capital - Analyst
But if we were to assume that breast meat doesn’t get back to a $1.60, is there still a scenario where Sanderson can be profitable, be back at normalized profitability, from having contributions from these other parts?
Joe Sanderson - Sanderson Farms - Chairman, CEO
You can get back — yes, we can get back to profitability, but you know, that is not, when we talk about — we have a model and we’ve done it before, but you can’t to what we — our deal is 20% return on equity, and we’ve said that before and all — but you got to have that boneless breast component to do what we are supposed to do. But you can do it without — you can be profitable, and you can generate positive cash flow, with the retail pieces and decent leg quarters and returns out of our food — prepared foods division. But you — we cannot be — we cannot be as good as we want to be and — without boneless breast prices.
Chris Bledsoe - Barclays Capital - Analyst
So you talked about 20% return, but from more of an operating margin perspective how good do you want to be then, or how good does that 20% return imply?
Joe Sanderson - Sanderson Farms - Chairman, CEO
From the operating margin line? I’m not sure exactly what you are asking.
Chris Bledsoe - Barclays Capital - Analyst
I guess I’m — if we are willing to concede that, and I realize you are not there yet, but if the market is willing to concede that the higher highs of the big bird deboning model are no longer within reach, at least in this demand environment, could we still get to normalized even if we don’t get to that higher high that you get from a big bird deboning model historically in a normal demand environment?
Joe Sanderson - Sanderson Farms - Chairman, CEO
I haven’t looked at that. I don’t know what it would need to get.
Lampkin Butts - Sanderson Farms - President, COO
Let me tell you another come point here that we — just — we have not run, frankly, a scenario that you described. But the other thing that is — you probably need $0.45 and $0.50 leg quarters to do what you’re talking about. And you need the $1.25 and $1.30 wings, and you need the $0.90 Georgia Dock, and I just — it’s — to me that was unusual — it would be unusual for that to happen without boneless breast being strong. I think there is more of a chance that boneless breast being stronger than it is today when you get to May, June, July and August, than it is that other scenario.
Chris Bledsoe - Barclays Capital — Analyst

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Final Transcript
Feb 26, 2009 / 04:00PM GMT, SAFM - Q1 2009 Sanderson Farms Earnings Conference Call
What’s your ability to — or what limits your ability to shift your channel mix and sell into markets where demand is stronger, is it just your physical assets aren’t configured in a way that allows you to switch into a smaller bird?
Joe Sanderson - Sanderson Farms - Chairman, CEO
Yes, we can’t shift out of big bird into smaller bird or to any greater extent into retail out of our big bird plants.
Chris Bledsoe - Barclays Capital - Analyst
Are there big bird products that can go into retail that you see an opportunity with?
Joe Sanderson - Sanderson Farms - Chairman, CEO
No, not really.
Chris Bledsoe - Barclays Capital - Analyst
Okay, thank you.
Joe Sanderson - Sanderson Farms - Chairman, CEO
Thank you.
Operator
Our next question comes from Jeff Linroth with Leaving It Better.
Jeff Linroth - Leaving It Better, LLC - Analyst
Good morning.
Joe Sanderson - Sanderson Farms - Chairman, CEO
Good morning.
Jeff Linroth - Leaving It Better, LLC - Analyst
Sorry I couldn’t make it last week. I really do appreciate the comments about the contract growers in Waco. Regarding Kingston, it was pretty early in the process where you decided to put that on hold. Are there entities up in North Carolina that — other than of course being anxious to see Sanderson Farms’ presence, are there entities that made some form of commitments that might have difficulty holding on to those commitments and maintaining them while they wait, or what’s the situation up there from that perspective?
Joe Sanderson - Sanderson Farms - Chairman, CEO
I don’t anticipate there would be. That’s a good question. We haven’t — as we mentioned at the shareholders meeting, we bought the land, we spend $8 million last year buying the real estate. We are committed to the project. I have every reason to believe the state and the communities are as well. They offered some incentives for us to come; to my knowledge those will be on the table when we get ready to go back.

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Final Transcript
Feb 26, 2009 / 04:00PM GMT, SAFM - Q1 2009 Sanderson Farms Earnings Conference Call
Lampkin Butts - Sanderson Farms - President, COO
Those incentives would not — without those incentives, we would still go ahead with the project.
Joe Sanderson - Sanderson Farms - Chairman, CEO
Yes.
Lampkin Butts - Sanderson Farms - President, COO
We the product was not dependant on — we wanted to incentives and we were grateful to the communities for providing them, but if time passed and they were no longer available for whatever reason, that would not keep that project from going forward.
Jeff Linroth - Leaving It Better, LLC - Analyst
Okay. That’s all I had, thank you very much.
Joe Sanderson - Sanderson Farms - Chairman, CEO
Thank you.
Operator
Our next question comes from David [Bovey] with [Elk] Partners.
David Bovey - Elk Partners - Analyst
Hi. I wanted to understand the pounds, the production at your plant, In the first quarter your production volume was up 20% and then —
Joe Sanderson - Sanderson Farms - Chairman, CEO
No, not the production volumes. Sales volumes.
Lampkin Butts - Sanderson Farms - President, COO
Sales volumes.
Joe Sanderson - Sanderson Farms - Chairman, CEO
The production volume was up about 3.5%, and that was all because of — Waco was running at full capacity, and that was offset by the other plants being — being at a lower volume. The sales volume was up primarily because of Waco and because of a difference in leg quarter sales versus the same period a year ago.
Lampkin Butts - Sanderson Farms - President, COO
Last January on this call we were explaining why our sales were less than production because we had a lot of leg quarters in inventory; this year, that was not the case. So quarter-over-quarter, first quarter versus first quarter, it looks a little bit strange because our production was up, Joe said, 3.5% to 4%.

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Final Transcript
Feb 26, 2009 / 04:00PM GMT, SAFM - Q1 2009 Sanderson Farms Earnings Conference Call
David Bovey - Elk Partners - Analyst
Okay. That makes sense. Production for the second quarter is anticipated to be down 1.5%. Okay. I was just trying to figure out, what are you anticipating for production in the second half?
Joe Sanderson - Sanderson Farms - Chairman, CEO
In the second half of the year?
David Bovey - Elk Partners - Analyst
Yes.
Joe Sanderson - Sanderson Farms - Chairman, CEO
Lampkin, as he said in his comments, we expect 584 million pounds during the second quarter, versus 594 a year ago. So down slightly. And then if we continue at the present run rate, it would be right at 600 million pounds each of the third and fourth quarters to get to that total of 2.38 billion for the year.
David Bovey - Elk Partners - Analyst
Okay. So it’s going to be a pretty abrupt decline in production in the second half, I think down 6% or 7%?
Joe Sanderson - Sanderson Farms - Chairman, CEO
The second half down more, that’s correct, down more relative to a year ago.
David Bovey - Elk Partners - Analyst
Yes. Okay. Good, thanks for explaining that.
Joe Sanderson - Sanderson Farms - Chairman, CEO
Sure.
Lampkin Butts - Sanderson Farms - President, COO
Thank you.
Operator
(Operator Instructions). The next question is from Christine McCracken with Cleveland Research.
Christine McCracken - Cleveland Research Company - Analyst
Good morning.

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Final Transcript
Feb 26, 2009 / 04:00PM GMT, SAFM - Q1 2009 Sanderson Farms Earnings Conference Call
Lampkin Butts - Sanderson Farms - President, COO
Good morning, Christine.
Christine McCracken - Cleveland Research Company - Analyst
Joe, I wanted to ask you, you mentioned that you are not covered on corn, I believe, but you are covered on soy. Given you expectations around the crop for beans to be planted, I’m a little curious on your strategy there?
Joe Sanderson - Sanderson Farms - Chairman, CEO
Okay. I didn’t say we were covered on soy; we have some soy bought through April, and a little bit more. We have no corn priced through — past April. We have some soy, but not a lot. I was just, I guess, trying to say what we really think is we did a significant amount of soy pricing back in the fall. I’m going to say Mike and Lampkin did. And that has proven to be a very good, advantageous event. And we have a bit of that priced through our second and third quarter primarily, and not a lot but some.
We do anticipate soy acreage going up, we don’t know what yet, but you know we’ve heard anywhere from 77 million to 80 million acres, and somewhere in that number wouldn’t — that would be kind of where we think. We are hearing 82 to 86 million acres on corn. I would think — I kind of think in the upper — in that 4 million acre range, I kind of think in the upper half of that, 84 to 86 is what I would guess. And we also believe this corn carryout is going to grow. This 1.8 billion-bushels could grow. And that’s why we haven’t priced any more corn. But I’m trying to get Mike and Lampkin in position to make some decisions here in the next 30 to 60 days.
But I think probably within the next — I don’t know if this March 31 report is going to tell us a lot. I think that will be a first look, and I think there could be some changes after that. One of the things we kind of have looked at is the wholesale and the retail price of fertilizer, and there is a huge spread in that right now, particularly nitrogen and your urea, and the wholesale price of that has come down dramatically, as we are being told, and — but the retail price is not. And if that breaks, I think there could be more corn planted than — and I saw the USDA Outlook Conference this morning predicted maybe 87 million acres of corn. That was not a survey, that was just an estimate they put out, which is the highest number I’ve heard so far. But 86 million, 87 million acres of corn would be — would be — I haven’t seen a table off of that yet, but that would indicate a pretty good carryout again next year.
Christine McCracken - Cleveland Research Company - Analyst
I guess I’m curious, why wouldn’t you take some of that risk off the table? Typically this is part of the year where you see the most volatility, and certainly given how much snow we had this winter, a risk that corn runs, assuming any kind of turnaround in demand, why would you leave yourself wide open?
Joe Sanderson - Sanderson Farms - Chairman, CEO
We probably — we historically will — we historically would do that without — we do a portion of that historically before that March 31 report.
Christine McCracken - Cleveland Research Company - Analyst
Okay. Just I guess switching topics, on your comments relative to Waco, it sounded like you were going to increase production there, if I heard you correctly, is that right?
Joe Sanderson - Sanderson Farms - Chairman, CEO
That is correct. They’re scheduled to complete — get up to their 520-odd houses, they are already probably at around 500 and they’re supposed to get to their 520-odd probably by the end of April, and we will be — we were at 1.1 million in October and January, and sometime, I’m guessing March, April maybe, they will be at a 1.2 million, and we will hold them at a 1.2 million instead of the 1.25 million by — probably by April 1. They will not go to the 1.25 million, which is our capacity. And that will get them at a comfortable layout time where it would — and they also

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Final Transcript
Feb 26, 2009 / 04:00PM GMT, SAFM - Q1 2009 Sanderson Farms Earnings Conference Call
will not go to full weight. We are going to keep them on a — but what we take them up to, they will be much heavy than Mississippi and Louisiana, but they will not be at their full capacity, either weightwise or slaughter capacity.
Christine McCracken - Cleveland Research Company - Analyst
All right. You know your Georgia plant, if I’m not mistaken, has got pretty new houses as well, and I’m just curious, is it that you’re comfortable with the rate that you’re running in Georgia? Or would you be forced to kind of increase there as well?
Joe Sanderson - Sanderson Farms - Chairman, CEO
Well, Georgia is running at 96% capacity, head count, and it’s running at normal weight. It’s a retail plant, and it’s running at normal weight. So they are okay. Their layout is okay, and they’re fine and you know they are close enough, and the McComb retail plant is running at 96% capacity, they are okay. The Bryan/College Station plant is running 96% capacity, they’re okay. The ones that are reduced significantly are the Hazlehurst, Laurel, Hammond, Collins deboning plants; they are the ones that got the 14% cutbacks.
Christine McCracken - Cleveland Research Company - Analyst
All right, that makes sense. Then just one last question on your expectations around competing protein supplies, obviously with the losses on the dairy side we’re expecting a pretty sizable contraction on dairy. There is a lot of ground beef on the market, presumably through the summer and even into the second half. I’m wondering have you taken that into account as you look at your breast meat outlook, and what are you kind of forecasting there?
Joe Sanderson - Sanderson Farms - Chairman, CEO
Well, you know — I think what we have never felt like — I know — beef and pork have to get really cheap before we ever — we feel much of that. It’s got to get really, really cheap before we feel it at retail or food service. Now, you know, if we start seeing $0.89 Big Macs or something, maybe that does it, or rump roast at — it’s just got to — we don’t really feel — feel competing meats until they get dirt cheap. And I don’t see that happening. So I know — I think the beef people, I know they are going to feel it if this dairy herd thing happens, but I don’t really think that’s going to affect us too much.
Christine McCracken - Cleveland Research Company - Analyst
If I look back at the last time we had a sizable herd buyout, if I recall it did hurt chicken. Is it is that the market changed somewhat or —
Joe Sanderson - Sanderson Farms - Chairman, CEO
No, I don’t think it’s changed. But if we are in a cutback position and I think we will be, I just don’t believe — I just don’t believe it’s going to be that much of a factor. None of that dairy meat, I would think, is going to get to retail.
Christine McCracken - Cleveland Research Company - Analyst
All right. I will leave it there, thanks.
Joe Sanderson - Sanderson Farms - Chairman, CEO
Thank you.
Operator

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Final Transcript
Feb 26, 2009 / 04:00PM GMT, SAFM - Q1 2009 Sanderson Farms Earnings Conference Call
Our next question is from Chris Bledsoe with Barclays.
Chris Bledsoe - Barclays Capital - Analyst
Thank you for taking the follow-up. The USDA this morning revised its ag exports pretty much across-the-board lower, but I saw that it left chicken exports intact. So what I’m wondering is if the 600 million or so revision, negative revision, in pork is a potential benefit — tradedown benefit to chicken, if that tradedown dynamic globally, if you ever seen that before, or think we could see it in this kind of what seems to be spreading global recession?
Joe Sanderson - Sanderson Farms - Chairman, CEO
Was that a USDA projection?
Chris Bledsoe - Barclays Capital - Analyst
Yes.
Lampkin Butts - Sanderson Farms - President, COO
Pork and chicken?
Joe Sanderson - Sanderson Farms - Chairman, CEO
No, just pork.
Chris Bledsoe - Barclays Capital - Analyst
Pork revised lower by some 600 million or so, and chicken kept steady.
Lampkin Butts - Sanderson Farms - President, COO
Tradedowns.
Joe Sanderson - Sanderson Farms - Chairman, CEO
You know, I don’t know for sure, I do think that the cheap protein in the leg quarters will compete very well in the slow economy. But I don’t really — I don’t have any history to prove that, but I think that’s true.
Chris Bledsoe - Barclays Capital - Analyst
Okay. And then just a separate one. In looking at picking up assets that may be on the market, did I read your comment correctly to say that the assets that are out there right now likely come with some debt load associated with that?
Joe Sanderson - Sanderson Farms - Chairman, CEO
No. No. I didn’t mean to imply that, I just was saying that if something, anything, anything, were to happen, that one of the requirements for us would be to have a — take any time, this time or five years ago, if you took something on, you take it on with a press pristine balance sheet, and that would be a challenge right now I think to secure that financing one way or the other.

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Final Transcript
Feb 26, 2009 / 04:00PM GMT, SAFM - Q1 2009 Sanderson Farms Earnings Conference Call
Chris Bledsoe - Barclays Capital - Analyst
I got you. The billion dollar shelf that you filed a while back, that gives you some flexibility, though, I assume?
Lampkin Butts - Sanderson Farms - President, COO
It’s gives you the — obviously you could move with some speed by having that shelf there. But you have to get it executed.
Chris Bledsoe - Barclays Capital - Analyst
Yes. Then the assets that are on the market today, do you have a sense for whether those are mostly big bird or retail, or just kind of a mix of both? Is there a certain direction that you would be more inclined to want to take your business?
Joe Sanderson - Sanderson Farms - Chairman, CEO
We have not been — truly we have not been contacted about any assets recently. So I don’t know firsthand direct about anything in — recently about any assets.
Chris Bledsoe - Barclays Capital - Analyst
Okay. Thank you for taking the follow-up.
Joe Sanderson - Sanderson Farms - Chairman, CEO
Thank you.
Operator
It appears there are no further questions at this time. Mr. Sanderson, I would like to turn the conference back over to you for additional or closing remarks.
Joe Sanderson - Sanderson Farms - Chairman, CEO
Good. Thank you for spending time with us this morning, and we look forward to reporting our results to you throughout the year.
Operator
This does conclude today’s conference. Thank you for joining, and have a good day.

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Final Transcript
Feb 26, 2009 / 04:00PM GMT, SAFM - Q1 2009 Sanderson Farms Earnings Conference Call
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